Lake Shore Bancorp, Inc. Announces 2022 Second Quarter and Year to Date Financial Results and Declares Dividend

DUNKIRK, N.Y. —  July 20,  2022 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.7  million, or $0.29 per diluted share, for the 2022 second quarter compared to net income of $1.0  million, or $0.17 per diluted share, for the 2021 second quarter.  For the first six months of 2022, the Company reported unaudited net income of $2.75 million, or $0.47 per diluted share, as compared to $2.68 million, or $0.45 per diluted share, for the first six months of 2021.

2022 Second Quarter and Year to Date Financial Highlights:

•

2022 second quarter net income increased $0.7 million, or 69.6%, when compared to 2021 second quarter net income primarily due to increases in net interest income and non-interest income and a decrease in provision for loan losses, which was partially offset by increases in non-interest expense and income tax expense;

•

Net income for the six month period ended June 30, 2022 increased $64,000, or 2.4%, when compared to the same period in 2021. The increase was primarily due to an increase in net interest income and a decrease in provision for loan losses, which was partially offset by increases in non-interest expense and income tax expense and a decrease in non-interest income when compared to the same period in 2021;

•

Net interest margin and interest rate spread was 3.54% and 3.46%, respectively, for the six months ended June 30, 2022 as compared to 3.28% and 3.14%, respectively, for the six months ended June 30, 2021;

•

Loans receivable, net grew by 5.8%, to $547.2 million at June 30, 2022 when compared to December 31, 2021, primarily due to $27.6 million of net growth in commercial and residential real estate loans during the six months ended June 30, 2022;

•	Non-performing loans as a percent of total net loans decreased to 0.48% at June 30, 2022 from 1.86% at December 31, 2021, primarily due to a decrease in non-accrual commercial estate loans; and
•	Cash dividend payments increased $77,000, or 14.1%, to $625,000 for the six months ended June 30, 2022 as compared to the same period in 2021.

“During the first six months of 2022, we produced meaningful growth in our net interest margin, while also significantly enhancing our asset quality. These results have not only improved our net income when compared to 2021, they have also further strengthened our historically robust capital position.” stated Daniel P. Reininga, President and Chief Executive Officer. “Our strong financial and capital position will allow us to react appropriately to the challenges of the current interest rate and economic environment.”

Net Interest Income

2022 second quarter net interest income increased $547,000, or 10.1%, to $6.0 million as compared to $5.4  million for the 2021 second quarter. Net interest income for the first six months of 2022 increased $745,000, or 7.0%, to $11.4 million as compared to $10.7 million for the first six months of 2021.

Interest income for the 2022 second quarter was $6.4 million, an increase of $262,000, or 4.2%, compared to $6.2  million for the 2021 second quarter.  The increase was primarily due to a 27 basis points increase in the average yield on interest-earning assets due to an increase in interest rates. The increase was also due to a  $6.4 million, or 8.4%, increase in the average balance of securities available for sale as a result of an increase in securities purchased since June 30, 2021.

Interest income for the six months ended June 30, 2022 was $12.4 million, an increase of $139,000, or 1.1%, compared to $12.2 million for the six months ended June 30, 2021.  The increase was primarily due to an 8 basis points increase in the average yield on interest-earning assets due to an increase in interest rates. The increase was also due to an $8.4 million, or 10.8%, increase in the average balance of securities available for sale as a result of an increase in securities purchased since June 30, 2021.

2022 second quarter interest expense was $453,000, a decrease of $285,000, or 38.6%, from $738,000 for 2021 second quarter primarily due to a decrease in interest paid on deposit accounts. During the second quarter of 2022, there was a 21 basis points decrease in the average interest rate paid on deposit accounts. During the 2022 second quarter, interest expense on long-term debt decreased by $30,000, or 21.6%, compared to the 2021 second quarter, primarily due to a $5.8 million decrease in the average balance of long-term borrowings.

Interest expense for the six months ended June 30, 2022 was $919,000, a decrease of $606,000, or 39.7%, as compared to $1.5 million for the six months ended June 30, 2021 primarily due to a decrease in interest paid on deposit accounts. During the first six months of 2022, there was a 23 basis points decrease in the average interest rate paid on deposit accounts. The decrease was partially offset by a $5.9 million, or 1.2%, increase in average interest-bearing deposits during the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts. During the six months ended June 30, 2022, interest expense on long-term debt decreased by $69,000, or 24.5%, compared to the six months ended June 30, 2021, primarily due to a $6.4 million decrease in the average balance of long-term borrowings.

Non-Interest Income

Non-interest income was $720,000 for the 2022 second quarter,  an increase of $37,000, or 5.4%, as compared to the same quarter in the prior year. The increase was primarily due to a $60,000 increase in unrealized gains on interest rate swaps primarily due to an increase in interest rates. The increase was also due to a $45,000 increase in service charges and fees.  The increases were partially offset by a  $58,000 net change in the realized (loss)/gain on the sale of residential loans primarily due to an increase in interest rates.

Non-interest income was $1.5 million for the six months ended June 30, 2022, a decrease of $51,000, or 3.4%, as compared to the six months ended June 30, 2021. The decrease was primarily due to a $227,000 net decrease in the realized (loss)/gain on the sale of residential loans, primarily due to an increase in interest rates.   Non-interest income was also impacted by a $22,000 decrease in recoveries on previously impaired investment securities and a $13,000 decrease in earnings on bank owned life insurance. The decreases were nearly  offset by a $157,000 increase in unrealized gains on interest rate swaps and a $57,000 increase in service charges and fees.

Non-Interest Expense

Non-interest expense was $4.6  million for the second quarter of 2022, an increase of $182,000, or 4.1%, as compared to $4.4 million for the second quarter of 2021. Salary and employee benefits expense increased $217,000, or 9.7%, primarily due to a $118,000 decrease in deferred salaries associated with a decrease in the number of loans originated during the second quarter of 2022 when compared to the second quarter of 2021. The increase was also due to annual salary increases and increases in employee benefits.  Occupancy and equipment increased $120,000, or 18.2%, primarily due to an increase in maintenance contracts and equipment expenses related to the core processing system conversion completed in the third quarter of 2021 and the conversion to a cloud based computing system completed in the second quarter of 2022.  Other expenses increased $58,000, or 17.1%, primarily due to an increase in foreclosure related expenses. The increase in total non-interest expenses was partially offset by a $57,000, or 31.7%, decrease in advertising costs during the three months ended June 30, 2022 when compared to the same period in 2021.

Non-interest expense was $9.1 million for the six months ended June 30, 2022, an increase of $761,000, or 9.1%, as compared to $8.3 million for the six months ended June 30, 2021. Salary and employee benefits expense increased $523,000, or 12.0%, primarily due to a $403,000 decrease in deferred salaries associated with a decrease in the number of loans originated during the six months ended June 30, 2022 when compared to the six months ended June 30, 2021. The increase was also due to annual salary increases and increases in employee benefits. Other expenses increased $275,000, or 42.8%, primarily due to an increase in telephone, loan and foreclosure related expenses. Occupancy and equipment increased $195,000, or 14.6%, primarily due to an increase in maintenance contracts and equipment expenses related to the core processing system conversion completed in the third quarter of 2021 and the conversion to a cloud based computing system in the second quarter of 2022. The increase in total non-interest expenses  was partially offset by lower expenses for professional service, data processing, advertising, postage and supplies during the six months ended June 30, 2022 when compared to the same period in 2021.

Asset Quality

The provision for loan losses was $100,000 for the three months ended June 30, 2022, a $400,000, or 80.0%, decrease as compared to $500,000 for the three months ended June 30, 2021. The decrease in provision for loan losses was primarily due to a specific reserve related to the downgrade and impairment of one commercial real estate loan during the three months ended June 30, 2021.

The provision for loan losses was $500,000 for the six months ended June 30, 2022, a $150,000, or 23.1%, decrease as compared to $650,000 for the six months ended June 30, 2021. The decrease in provision for loan losses was primarily due to a specific reserve related to the downgrade and impairment of one commercial real estate loan during the six months ended June 30, 2021, which was partially offset by an increase in commercial construction and commercial real estate loan balances during the six months ended June 30, 2022 when compared to the same period in 2021.

Non-performing loans as a percent of total net loans decreased to 0.48% at June 30, 2022 as compared to 1.86% at December 31, 2021. The decrease was primarily due to a $6.9 million, or 72.5%, decrease in non-accrual loans during the first six months of 2022 due to a payoff received on an impaired commercial real estate loan.  The Company’s allowance for loan losses as a percent of total net loans was 1.23% and 1.18% at June 30, 2022 and December 31, 2021, respectively.

Balance Sheet Summary

Total assets at June 30, 2022 were $694.5 million, a $19.2 million decrease,  or 2.7%, as compared to $713.7 million at December 31, 2021. Cash and cash equivalents decreased by $40.4 million, or 59.8%, from $67.6 million at December 31, 2021 to $27.2 million at June 30, 2022.  The decrease was primarily due to the use of cash to fund loan originations. Securities available for sale decreased $11.3 million, or 12.7%, to $77.5 million at June 30, 2022 from $88.8 million at December 31, 2021. The decrease was primarily due to unrealized mark to market losses on securities available for sale due to an increase in market interest rates during the first six months of 2022.  Loans receivable, net were $547.2 million, an increase of $30.0 million, or 5.8%, compared to $517.2 million at December 31, 2021. The increase in loans receivable, net was primarily due to increased commercial and residential real estate loan originations during the first six months of 2022. Total deposits at June 30, 2022 were $578.3 million, a decrease of $14.9 million, or 2.5%, compared to $593.2 million at December 31, 2021 primarily due to a decrease in commercial deposits as a result of increased business costs and recovery from the COVID-19 pandemic.

Stockholders’ equity at June 30, 2022 was $80.6 million, a $7.4 million decrease, or 8.4%, as compared to $88.0 million at December 31, 2021. The decrease in stockholders’ equity was primarily attributed to  a $9.6 million decrease in accumulated other comprehensive income and the payment of dividends, partially offset by net income during the first six months of 2022. During the first six months of 2022, the Company repurchased 5,701 shares of common stock at an average cost of $14.91 per share as compared to 79,928 shares of common stock repurchased at an average cost of $15.00 per share during the first six months of 2021.

Dividends Declared

On July 20,  2022, the Company’s Board of Directors approved a quarterly cash dividend of $0.18 per share of common stock.  The dividend is payable on August 19,  2022, to shareholders of record as of August 2,  2022. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 63.7%, of the Company’s total outstanding stock as of July 19,  2022, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $13.80 on July 19,  2022, which implied a dividend yield for the Company’s common stock of 5.2%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company and Bank as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, risks from data loss or other security breaches, risks from the COVID-19 pandemic, compliance with the Bank’s Formal Agreement with the Office of the Comptroller of the Currency,  the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System, inflation, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, reduction in the value of our investment securities, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2022	2021
	(Unaudited)
	(Dollars in thousands)

Total assets	$694,495	$713,739
Cash and cash equivalents	27,156	67,585
Securities available for sale	77,540	88,816
Loans receivable, net	547,200	517,206
Deposits	578,268	593,184
Long-term debt	24,950	21,950
Stockholders’ equity	80,614	87,976

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,431	$6,169	$12,365	$12,226
Interest expense	453	738	919	1,525
Net interest income	5,978	5,431	11,446	10,701
Provision for loan losses	100	500	500	650
Net interest income after provision for loan losses	5,878	4,931	10,946	10,051
Total non-interest income	720	683	1,452	1,503
Total non-interest expense	4,577	4,395	9,109	8,348
Income before income taxes	2,021	1,219	3,289	3,206
Income tax expense	337	226	544	525
Net income	$1,684	$993	$2,745	$2,681
Basic and diluted earnings per share	$0.29	$0.17	$0.47	$0.45
Dividends declared per share	$0.16	$0.13	$0.32	$0.26

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(Unaudited)

Return on average assets	0.97%	0.56%	0.79%	0.77%
Return on average equity	8.21%	4.56%	6.49%	6.17%
Average interest-earning assets to average interest-bearing liabilities	129.58%	131.66%	129.38%	130.44%
Interest rate spread	3.63%	3.13%	3.46%	3.14%
Net interest margin	3.71%	3.28%	3.54%	3.28%

	June 30,	December 31,
	2022	2021
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.48%	1.86%
Non-performing assets as a percent of total assets	0.42%	1.37%
Allowance for loan losses as a percent of total net loans	1.23%	1.18%
Allowance for loan losses as a percent of non-performing loans	258.01%	63.50%

	June 30,	December 31,
	2022	2021
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,710,779	5,692,410
Treasury stock, number of shares held	1,125,735	1,144,104
Book value per share	$14.12	$15.45